EXHIBIT 99.1

Report From The President

DATE:	February 17, 2022

FEDERAL HOME LOAN BANK OF NEW YORK

DECLARES A 4.36% DIVIDEND FOR THE FOURTH QUARTER OF 2021

I am pleased to announce that, on February 17, 2022, our Board of Directors approved a dividend for the fourth quarter of 2021 of 4.36% (annualized).  The dollar amount of the dividend will be approximately $48.8 million.  The cash dividend will be distributed on February 18, 2022.

Throughout the uncertain and often volatile operating environment experienced across 2021, the FHLBNY continued to serve as a trusted partner to and reliable source of funding for our members. Our stability is also reflected in our quarterly dividend payments, which total $222.3 million paid from 2021 income – a full-year dividend rate of 4.54%.  We are proud to provide our members with this return in your investment in our cooperative, and we are focused on continuing to meet your needs as we work together to support the communities we all serve.

The health and economic crises resulting from COVID-19 continue to be unpredictable and may affect the environment in which the FHLBNY operates.  Changes to market and business conditions may negatively impact the FHLBNY’s financial performance and level of dividends.  The FHLBNY will continue to assess the potential effects of changes in the environment on its financial performance and dividend strategy.

We will publish its 2021 audited financial results in its Form 10-K filing with the Securities and Exchange Commission, which is expected to be filed on or about March 22, 2022.

Sincerely,

José R. González
President and CEO

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

FEDERAL HOME LOAN BANK OF NEW YORK • 101 PARK AVENUE • NEW YORK, NY 10178 • T: 212.681.6000 • WWW.FHLBNY.COM